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                                                                    EXHIBIT 12.2

                         NORTHWEST AIRLINES CORPORATION
      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                                  REQUIREMENTS
                              (DOLLARS IN MILLIONS)

                                                             THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                SEPTEMBER 30                SEPTEMBER 30
                                                           ----------------------      ------------------------
                                                              1997         1996          1997           1996
                                                           --------      --------      ---------     ----------
EARNINGS:


Income before income taxes                                 $  472.9      $  410.6      $   799.9     $    829.5
Less:  Income from less than 50%
       owned investees                                          4.0           4.5           17.8           15.1
Add:
       Rent expense representative of interest       (1)       50.5          48.7          147.8          142.4
       Interest expense net of capitalized interest            57.5          62.8          171.2          190.5
       Interest of mandatorily redeemable
         preferred security holder                              6.3           6.7           18.3           20.6
       Amortization of debt discount                            1.4           3.2            4.0            9.7
       Amortization of interest capitalized                     0.7           0.7            2.2            2.0
                                                           --------      --------     ----------     ----------

       ADJUSTED EARNINGS                                   $  585.3      $  528.2     $  1,125.6     $  1,179.6
                                                           --------      --------     ----------     ----------
                                                           --------      --------     ----------     ----------

FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS:

Rent expense representative of interest              (1)   $   50.5      $   48.7     $    147.8     $    142.4
Interest expense net of capitalized interest                   57.5          62.8          171.2          190.5
Interest of mandatorily redeemable
       preferred security holder                                6.3           6.7           18.3           20.6
Preferred stock requirements                                    5.0          10.0           21.5           52.7
Amortization of debt discount                                   1.4           3.2            4.0            9.7
Capitalized interest                                            2.4           1.5            7.8            5.1
                                                           --------      --------     ----------     ----------

       FIXED CHARGES AND PREFERRED
         STOCK REQUIREMENTS                                $  123.1      $  132.9     $    370.6     $    421.0
                                                           --------      --------     ----------     ----------
                                                           --------      --------     ----------     ----------

RATIO OF EARNINGS TO FIXED CHARGES AND
       PREFERRED STOCK REQUIREMENTS                            4.75          3.97           3.04           2.80
                                                           --------      --------     ----------     ----------
                                                           --------      --------     ----------     ----------

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(1)  Calculated as one-third of rentals, which is considered representative of the interest factor.